Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kevin Kaastra

Fremont Michigan InsuraCorp, Inc.

231-924-0300

Fremont Michigan InsuraCorp, Inc. and Northern Mutual Insurance Company Announce a Letter of Intent for a Strategic Alliance

Fremont, Michigan, May 12, 2010 – Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), a Michigan-exclusive property and casualty insurance company, and Northern Mutual Insurance Company, a Michigan mutual insurer (“Northern”), announced a Letter of Intent regarding a proposed strategic alliance of the two insurers.

Under the terms of the Letter of Intent, Northern intends to pursue a demutualization with the goal of converting to a stock insurer. The terms of the proposed alliance are subject to Northern and Fremont entering into a mutually acceptable definitive agreement of the terms, including the consideration to be paid. In addition, the alliance is contingent upon the approval by the Commissioner of the Michigan Office of Financial and Insurance Regulation (“OFIR”) of a plan of conversion and Fremont’s acquisition of all of the stock of the converted insurer. A plan of conversion has not yet been filed with OFIR.

In 2009, Northern had net written premiums of $8.9 million and total assets of $23.7 million at December 31, 2009, both on a statutory basis. Fremont had net written premiums of $55.6 million in 2009 and total assets of $89.4 million ($105.3 million on a GAAP basis) at December 31, 2009, on a statutory basis.

As previously reported, for the first quarter ended March 31, 2010, Fremont posted revenues of $14.9 million, up 9.4% compared to same quarter in 2009, and net income more than tripled, reflecting strength in premiums and the continued loyalty of agents and policyholders.

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock trades under the symbol “FMMH.”

About Northern Mutual Insurance Company

Northern Mutual Insurance Company is a mutual property and casualty insurer headquartered in Hancock, Michigan. The Company provides property and casualty insurance to individuals exclusively in Michigan.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. For a list of factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on the Company will be those anticipated by management.